FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into on the 15th day of October, 2018, to be effective immediately, by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and Daniel Clinton Dyer (the “Executive”), an individual residing at Greenville, South Carolina.

The Company and the Executive previously entered into an Employment Agreement, effective as of September 1, 2016 (the “Employment Agreement”). Contemporaneously herewith, the Board has approved a series of managerial changes to better align and reorganize the Company’s executive team, and the Committee and the Board have approved and adopted a new long-term incentive program that seeks to motivate and reward certain employees and to align management’s interest with shareholders by focusing executives on the achievement of long-term results. In connection with the foregoing, the parties now desire to amend certain provisions of the Employment Agreement. Capitalized terms used and not defined in this Amendment shall have the respective meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations contained herein and in the Employment Agreement, of the Executive’s potential participation in the Company’s 2018 Long-Term Incentive Program and related treatment of unvested equity awards upon certain termination events, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.    The Employment Agreement is hereby amended by deleting prior Section 8.1.3 in its entirety, by replacing prior Section 8.1.3 with the following new Sections 8.1.3, 8.1.4 and 8.1.5, and by re-numbering prior Sections 8.1.4 and 8.1.5 as Sections 8.1.6 and 8.1.7, respectively:

“8.1.3    subject to Section 8.1.4 and this Section 8.1.3, (a) any of the Executive’s unvested stock options and other unvested equity incentives or other unvested incentive awards (collectively, “Equity Awards”) that are subject solely to time-based vesting shall accelerate, fully vest and become exercisable as of the Date of Termination, and (b) all vested time-based stock options held by the Executive shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (i) no portion of any Equity Awards that are subject to time-based vesting and granted under the Company’s 2018 Long-Term Incentive Program will vest under this Section 8.1.3, and (ii) no portion of any Equity Awards that are subject to performance-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to performance-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.3. For purposes of this Agreement, the term “Stock Plan” means and includes, collectively, the World Acceptance Corporation 2008 Stock Option Plan, 2011 Stock Option Plan, 2017 Stock Incentive Plan (the “2017 Plan”) and/or successor plan(s) thereto, in each case as may be amended from time to time; and

8.1.4    (a) any of the Executive’s unvested Equity Awards that (i) are subject solely to time-based vesting, (ii) are granted under the Company’s 2018 Long-Term Incentive Program, and (iii) would have vested on or before the last day of the LTIP Year (as defined below) during which the Executive’s employment terminates, shall accelerate, fully vest and become exercisable as of the Date of Termination, and (b) all vested time-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (1) any unvested Equity Awards that are subject solely to time-based vesting, are granted under the Company’s 2018 Long-Term Incentive Program, and would have vested after the expiration of the LTIP Year during which the Executive’s employment terminates, shall be forfeited, and (2) no portion of any Equity Awards that are subject to performance-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to performance-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.4. For purposes of this Section 8.1.4, the term “LTIP Year” shall mean with respect to the first LTIP Year, the twelve (12)-month period commencing on October 15, 2018 and ending on October 14, 2019; and, with respect to each subsequent LTIP Year, the twelve (12)-month period commencing on the next day following the previous LTIP Year; and

8.1.5    (a) a pro-rata portion (based upon the period of time from October 15, 2018 through the Date of Termination) of any of the Executive’s unvested Equity Awards that (i) are subject solely to performance-based vesting, (ii) are granted under the Company’s 2018 Long-Term Incentive Program, and (iii) are scheduled to vest within one hundred eighty (180) days after the Date of Termination, and for which (iv) the Committee certifies that the applicable performance metrics have been achieved within such 180-day period, shall vest and become exercisable upon such certification, and (b) all vested performance-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term; provided, however, that all performance-based stock options held by the Executive that are granted under the Company’s 2018 Long-Term Incentive Program and that vest during the 180-day period beginning on the day after the Date of Termination shall be exercisable for a period of eighteen (18) months from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, (1) any unvested Equity Awards that are subject solely to performance-based vesting, are granted under the Company’s 2018 Long-Term Incentive Program, and are scheduled to vest more than one hundred eighty (180) days after the Date of Termination, shall be forfeited, and (2) no portion of any Equity Awards that are subject to time-based vesting and granted under any Stock Plan (including, without limitation, any Equity Awards that are subject to time-based vesting and granted under the Company’s 2018 Long-Term Incentive Program) will vest under this Section 8.1.5; and”

2.    The Employment Agreement is hereby amended by deleting prior Section 9.1 in its entirety and by replacing prior Section 9.1 with the following new Section 9.1:

“9.1    “Termination for Cause” means termination of the Executive’s employment by the Company due to (i) the Executive’s failure to substantially perform his duties hereunder (other than as a result of death or Disability or absence due to temporary illness or incapacity protected by law); (ii) the Executive’s dishonesty in the performance of his duties (other than de minimis acts or omissions); (iii) the Executive’s indictment, conviction or entering of a plea of any type (including, but not limited to, a plea of nolo contendere) for a crime constituting a felony or a misdemeanor involving moral turpitude; (iv) the Executive’s willful malfeasance or willful misconduct in connection with the performance of his duties hereunder (other than de minimis acts or omissions); (v) any illicit or unauthorized act or omission which is materially injurious to the financial condition or business reputation of the Company; (vi) the Executive’s breach of any of his duties and obligations set forth in Section X; (vii) conduct by the Executive which violates the Company’s then existing internal policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics; (viii) the Executive’s knowing and intentional failure to comply with applicable laws; (ix) the Executive’s falsification of Company records or engaging in theft, fraud, embezzlement or other conduct which is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates; (x) the Executive’s failure to comply with reasonable written directives of the Board; (xi) the Executive’s failure to reasonably cooperate with any investigation authorized by the Board; or (xii) the Executive’s engaging in any conduct that is or could be materially damaging to the Company or any of its Affiliates; provided, however, that termination of the Executive’s employment by the Company pursuant to clauses (i), (vi), (vii) or (x) will not constitute a “Termination for Cause” unless the Executive has received written notice from the Company stating the nature of such breach and affording him an opportunity to correct fully the act(s) or omission(s), if such breach is capable of correction, described in such notice within ten (10) days following his receipt of such notice. Notwithstanding the foregoing, (a) no conduct shall be considered “willful” or “intentional” if the Executive acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and had no reasonable cause to believe that his conduct was in violation of the relevant policy, directive, regulation or law; and (b) any act or failure to act that is based upon a directive of the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.”

3.    The Employment Agreement is hereby amended by deleting prior Section 10.1 in its entirety and replacing prior Section 10.1 with the following new Section 10.1:

“10.1    During the Period of Employment, the Executive will comply with all Company policies (including, but not limited to, the Company’s Code of Business Conduct and Ethics) and with all applicable laws. In addition, without limiting the effect of the foregoing, the Executive agrees that he shall abide by any forfeiture/compensation recovery policy, equity retention policy, stock ownership guidelines, compensation plan and/or award agreement provisions and/

or other policies that may be adopted by the Company or its Affiliates, each as in effect from time to time and to the extent applicable to the Executive. Further, the Executive agrees that he shall be subject to any such compensation recovery, recoupment, forfeiture or other similar provisions as may apply to the Executive under applicable laws. The Executive further agrees that all compensation recovery, forfeiture, clawback and other related provisions in this Agreement or in any policy, plan, program, award or award notice of the Company which applies to the Executive shall continue in full force and effect after the Date of Termination, including to the extent necessary to comply with applicable law as such may be adopted or modified after the Date of Termination.”

4.    The Employment Agreement is hereby amended by inserting the following new Section 10.7 and by re-numbering prior Sections 10.7 and 10.8 as Sections 10.8 and 10.9, respectively:

“10.7    Nothing herein shall prevent the Executive from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Employers. In addition, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for, and nothing herein prohibits, the disclosure of a trade secret or Confidential Information that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Further, notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to any release, or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that he has taken any action described in (i); and (iii) neither this Agreement nor any release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.”

5.    The Employment Agreement is hereby amended by inserting the following new Section 10.10 and by re-numbering prior Section 10.9 as Section 10.11:

“10.10    Notwithstanding anything in this Agreement to the contrary, and without limiting the effect of the provisions of Section 10.1 or of Section 10.9 herein, if, at any time during or after the Period of Employment (regardless of whether the Executive’s employment is terminated by the Company or by the Executive and whether the Executive’s employment is terminated due to a Termination for Cause, a Termination with Good Reason or a Without Cause Termination), (i) the Executive files any claim, suit or legal proceeding which has been released by the Executive pursuant to Section XVII, or (ii) the Company determines that the Executive has breached or otherwise failed to comply with the covenants contained in Sections 10.2, 10.3, 10.4, 10.5 and/or 10.6 of this Agreement and, if such breach or failure is capable of being remedied, the Executive has not remedied such breach or failure to the satisfaction of the Company within ten (10) days of receipt of written notice from the Company of its determination that the Executive has breached or otherwise failed to comply with any of such Sections, or (iii) the Executive materially violates any of the Company’s policies, as determined by the Committee in its discretion, or (iv) the Executive violates any federal, state or other law, rule or regulation which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, or (v) the Executive is indicted or convicted of, or enters a plea of any type (including, but not limited to, a plea of nolo contendere) for, a crime constituting a felony or a misdemeanor involving moral turpitude, which involves or relates in any way to the Executive’s actions or omissions during the Period of Employment and/or to events affecting the Company (and/or any of its Affiliates) that occur during the Period of Employment, or (vi) the Executive falsifies Company records or engages in theft, fraud, embezzlement or other criminal conduct detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, or (vii) the Executive commits any illicit or unauthorized act or omission which is detrimental to the business, reputation, character or standing of the Company and/or any of its Affiliates, as determined by the Committee in its discretion, then, unless the Committee determines otherwise, and in addition to any other remedy available to the Company (on a non-exclusive basis): (a) any Equity Awards shall immediately be terminated and forfeited in their entirety; (b) any shares of stock subject to the Equity Awards (whether vested or unvested) shall immediately be forfeited and returned to the Company (without the payment by the Company of any consideration for such shares); (c) all payments and benefits to the Executive otherwise due pursuant to Section VIII and/or Section XI of this Agreement shall immediately terminate; and (d) no later than ten (10) days after receipt of a written request for repayment from the Company, the Executive shall repay to the Company all payments made and to return or reimburse the Company for all awards or shares issued and benefits provided to the Executive pursuant to Section VIII and/or Section XI of this Agreement. To the extent permitted by law, the payments otherwise payable pursuant to Section VIII and/or Section XI of the Agreement may be reduced to enforce any repayment obligation of Executive to the Company. For the avoidance of doubt, in each and every instance the Committee shall have the sole and absolute discretion to determine if any of the activities described in clauses (i) through (vii) of this Section 10.10 has occurred.”

6.    The Employment Agreement is hereby amended by deleting prior Section 11.3 (including prior Sections 11.3.1 through 11.3.4) in its entirety and by replacing prior Section 11.3 with the following new Section 11.3:

“11.3    “Change in Control” shall have the meaning given the term in the 2017 Plan (or any successor Stock Plan).

The Board shall have full and final authority, in its discretion (subject to any considerations under Section 409A of the Internal Revenue Code), to determine whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto.”

7.    The Employment Agreement is hereby amended by deleting prior Sections XIV and XV in their entirety, by replacing prior Sections XIV and XV with the following new Section XIV, and by re-numbering prior Sections XVI and XVII as Sections XV and XVI, respectively:

“SECTION XIV
MODIFICATION; ASSIGNMENT

This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. Neither the Agreement nor any right or interest under the Agreement shall be assignable by the Executive, his beneficiaries or his legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section XIV shall preclude (a) the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign the Agreement without the consent of the Executive or any other person.”

8.    The Employment Agreement is hereby amended by re-numbering prior Section XVIII as Section XVII and by deleting prior Section XVIII in its entirety and replacing prior Section XVIII with the following new Section XVII:

“SECTION XVII
WAIVER AND RELEASE

In consideration for the payments and benefits provided hereunder, the Executive agrees that Executive will, upon termination of employment and in no event later than sixty (60) days after the Date of Termination, as a condition to the Company’s obligation to pay any severance benefits under this Agreement (including, but not limited to, those benefits set forth Sections 8.l.1, 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6 and 8.1.7), deliver to the Company a fully executed release, in form acceptable to the Company, that fully and irrevocably releases and discharges the Company, its Affiliates and each of their directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to the Executive, except for obligations arising under the provisions of this

Agreement, to vested benefits under the Company’s benefit plans, obligations arising under stock option, restricted stock or other equity compensation agreements, or such claims that may not be released by law.”

9.    This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Except as otherwise provided in this Amendment, the terms and provisions of the Employment Agreement shall continue in effect. In the event of any conflict between the terms of the Employment Agreement and the terms of this Amendment, the terms of this Amendment shall govern. This Amendment has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of South Carolina.

10.    The parties agree that there shall be no presumption that any ambiguity in this Amendment or the Employment Agreement is to be construed against the drafter. No provision of this Amendment or the Employment Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The Executive acknowledges and confirms that he has reviewed this Amendment and the Employment Agreement in their entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of this Amendment and the Employment Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 15th day of October, 2018 by its duly authorized officer and the Executive has hereunto set his hand.
COMPANY:

WORLD ACCEPTANCE CORPORATION

By:                         /s/ R. Chad Prashad

Title:                         President and CEO

EXECUTIVE:

/s/ Daniel Clinton Dyer
Daniel Clinton Dyer